Filed Pursuant To Rule 433

Registration No. 333-180974

June 25, 2012

SPECIAL ADVERTISING SECTION // INVESTING IN GOLD GOLD THE CLASSIC INVESTMENT REACHES NEW HEIGHTS IN VALUE AND ACCESSIBILITY by MicHaelroney For millennia, gold has been synonymous with lasting value. That’s not going to change anytime soon. Even with today’s complex web of interconnected economies and hair-trigger financial events that regularly cascade across continents, investors look to gold as a portfolio element offering stability, diversification and a hedge against inflation with return potential. Gold’s popularity as an investment has been buoyed even further in recent years by the accessibility provided through exchange traded funds (ETFs). Growing Demand Continues The World Gold Council (WGC) reports that in 2011, the demand for gold rose 0.4% to 4,067 tonnes, worth more than US$205 billion. This ongoing trend is driven by multiple buyer categories, including: • Jewelry: This largest area of consumption is fueled by new centers of economic prosperity, rising standards of living and growing middle classes in India, China and the Middle East. •Industry: Industrial consumption of gold has remained steady over the past decade, thanks to its use as a key material in electronics, dentistry and medical products, accounting for around 12% of overall demand, according to the WGC. •Central Bank Purchases: The WGC reports that central banks bought more than 440 tonnes of gold in 2011—the highest level of purchases since 1964—driven by the banks’ interest in diversifying foreign exchange holdings in the face of concerns about the creditworthiness, currency issues and low yields from existing reserve assets. •Investment: This area accounts for the largest increase in demand since 2001, with overall consumption quadrupling in the period since then, according to the Thomson Reuters GFMS Gold Survey 2011. Than Investable Price Gold Is About More Gold has posted an impressive bull run over the past decade, rising from $344 per ounce in 2003 to as high as $1,895

ADVERTISEMENT 2 // INVESTING IN GOLD A GROWING NUMBER OF INVESTORS ARE RECOGNIZING that over the long term gold fulfills a strategic role within an investment portfolio. In November 2004, State Street and World Gold Trust Services launched SPDR® Gold Shares [NYSE Arca: GLD], the first U.S. commodities-based exchange-traded security that has resulted in broader investor access and understanding of the gold market. GLD offers investors an innovative and cost-efficient means of participating in the gold bullion market without the necessity of taking physical delivery. This is achieved by allowing investors to hold an interest in gold just like a stock. The introduction of GLD has lowered many of the barriers that had previously prevented some investors from investing in gold, such as access, custody and transaction costs. As of March 31, 2012, SPDR Gold Shares had just more than $69 billion in AUM, making it the second-largest ETF in the world, by assets.1 1 SSgA, as of 3/31/2012. The SPDR Gold Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, including “Risk Factors,” and other documents the Trust has fi led with the SEC. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request the prospectus by calling 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR Gold Shares, 30th Floor, Boston, MA 02111. “SPDR” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and has been licensed for use by State Street Corporation. No financial product offered by State Street Corporation or its affiliates is sponsored, endorsed, sold or promoted by S&P or its affiliates, and S&P and its affiliates make no representation, warranty or condition regarding the advisability of buying, selling or holding units/shares in such products. Further limitations that could affect investors’ rights may be found in GLD’s prospectus. For more information: State Street Global Markets, LLC, One Lincoln Street, Boston, MA, 02111 • 866.320.4053 • www.spdrgoldshares.com. IBG-6117 A GROWING NUMBER OF INVESTORS ARE RECOGNIZING that over the long term gold fulfills a strategic role within an investment portfolio. In November 2004, State Street and World Gold Trust Services launched SPDR® Gold Shares [NYSE Arca: GLD], the first U.S. commodities-based exchange-traded security that has resulted in broader investor access and understanding of the gold market. GLD offers investors an innovative and cost-efficient means of participating in the gold bullion market without the necessity of taking physical delivery. This is achieved by allowing investors to hold an interest in gold just like a stock. The introduction of GLD has lowered many of the barriers that had previously prevented some investors from investing in gold, such as access, custody and transaction costs. As of March 31, 2012, SPDR Gold Shares had just more than $69 billion in AUM, making it the second-largest ETF in the world, by assets.1 SPDR GLD GOLD SHARES Precise in a world that isn’tSM. STATE STREET. WORLD GOLD COUNCIL LISTED NYSE ARCA GLD 1 SSgA, as of 3/31/2012. The SPDR Gold Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, including “Risk Factors,” and other documents the Trust has filed with the SEC. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request the prospectus by calling 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR Gold Shares, 30th Floor, Boston, MA 02111. “SPDR” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and has been licensed for use by State Street Corporation. No financial product offered by State Street Corporation or its affiliates is sponsored, endorsed, sold or promoted by S&P or its affiliates, and S&P and its affiliates make no representation, warranty or condition regarding the advisability of buying, selling or holding units/shares in such products. Further limitations that could affect investors’ rights may be found in GLD’s prospectus. For more information: State Street Global Markets, LLC, One Lincoln Street, Boston, MA, 02111 • 866.320.4053 • www.spdrgoldshares.com. IBG-6117 Holdings in Exchange Traded Funds (tonnes) and the gold price (US$/oz) 2,400 1,800 2,000 1,600 1,600 1,400 1,200 1,200 800 1,000 400 800 0 600 Q4’08 Q2’09 Q4’09 Q2’10 Q4’10 Q2’11 Q4’11 ETFs (ex GLD) GLD London PM fix (US$/oz., rhs Source: LBMA, Respective ETF/ETC providers, Thomson Reuters GFMS, World Gold Council per ounce in the past 12 months1. In 2011, the price of gold was at one point up 30% for the year before falling back to high single digits in the fourth quarter. Today, the outlook remains positive. Yet this great performance story is only one of several attributes that make gold an essential investment. “Gold prices are still high and very strong,” says Randall Oliphant, Executive Chairman of New Gold (NGD), a Toronto-based mining company whose stock price has tripled over the past four years, with a market cap approaching $4 billion. “One thing that has made gold attractive is that it’s nobody else’s liability. It’s accepted anywhere in the world and always has been. You could even argue that, with the growth of ETF investment, gold is more prominent today than it’s been in decades.” Because gold is both a commodity and a form of currency, it behaves independent of markets as well of any one country’s policies or economic events. This means that adding a strategic allocation to gold within a diversified portfolio offers a number of potential benefits, including an effective hedge against inflation and stock market volatility. Gold particularly showed its worth during the 2008 financial crisis, outpacing every other asset as it gained 22% in the last two months of that year. “Economic uncertainty is one of the primary drivers of investment activity,” states Kevin Quigg, Global Head of ETF Strategy and Consulting at State Street Global Advisors, the marketing agent of SPDR Gold Shares (GLD), the world’s largest gold ETF. “A drive in demand is always spurred when there’s some uncertainty taking place, whether it is a particular economic environment or a global event. Those focusing on a closer investment horizon can buy gold as an inflation or currency hedge, while those taking a short-term tactical approach look at gold as a single asset, speculating on the price appreciation or depreciation of the metal itself.” ETFs Changing the Game Many financial advisors may recommend that investors hold anywhere from 3% to 10% of their assets in gold. More bullish managers may recommend an allocation as high as 20%, though many investors hold far less. It used to be relatively difficult to purchase and store physical bullion, but that began to change with the innovation of ETFs. In 2004, SDPR Gold Shares (GLD) was

ADVERTISEMENT 4 // INVESTING IN GOLD launched as the first gold-backed ETF in the U.S., allowing investors to easily buy, sell and hold gold through standard brokerage accounts while providing exchange-backed liquidity and security. Today the fund holds about 41 million ounces of gold worth approximately $66 billion in its London vault. The actual gold represented by shares is held in the Trust’s name by HSBC in London. SDPR Gold Shares’ expenses amount to just 0.4% a year, lower than the vast majority of mutual funds. “We see lots of intermediaries as well as retail investors using SPDR Gold Shares to employ many of the same inflation-hedging tactics as institutions,” Quigg notes. “Having that very liquid, very large vehicle is a great tool for those who are looking to employ strategies that are more tactical or shorter term in nature. That is one of the value propositions the fund has brought to the market.” Multiple Investment Strategies Oliphant points to the unique investment benefits of a mining company such as New Gold. “In 2011, we increased our gold resources per share by 25%. So not only did our stockholders benefit from higher gold prices, but the number of ounces underlying each share grew over the course of the year as well. Since 2008, gold is up about 69%, and our margin for each ounce we produce has gone up by 241%. That’s been reflected in our share price, which is approximately three times what it was then.” That trend looks likely to continue since three new mines currently being developed by New Gold are expected to generate more cash flow than all of its existing operations combined. Quigg advises that any gold investor should make sure that his or her investment is backed by physical gold, with security to the vaulting process and a uniformity of value. “This is really where the ETF comes in,” he says. “You’ve taken all those value propositions and delivered them to investors in a way that is securitized and allows them intraday liquidity. It really feeds into your performance-monitoring and risk-monitoring portfolio software very easily.” Lasting Value for Everyone According to Quigg, the key lesson learned over the past ten years is that gold has a very appropriate place in everyone’s portfolio. “Whether you’re a small retail investor or the largest hedge fund in the world, you now can have the same strategic and tactical benefits with an ETF. It is a very, very efficient—if not the most efficient—means of accessing that return stream.” Web Directory New Gold www.newgold.com SPDR® Gold Trust www.spdrgoldshares.com 1 www.usagold.com Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs net asset value. Brokerage commissions and ETF expenses will reduce returns. Important Information Relating to SPDR Gold Trust: The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 1-866-320-4053. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. “SPDR” is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and has been licensed for use by State Street Corporation. No financial product offered by State Street Corporation or its affiliates is sponsored, endorsed, sold or promoted by S&P or its affiliates, and S&P and its affiliates make no representation, warranty or condition regarding the advisability of buying, selling or holding units/shares in such products. Further limitations that could affect investors’ rights may be found in GLD’s prospectus. For more information, contact State Street Global Markets, LLC, One Lincoln Street, Boston, MA, 02111, 866.320.4053 or visit www.spdrgoldshares.com. IBG-6238

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.